Exhibit 10.24

LEASE DEED

THIS LEASE DEED (hereinafter referred to as “Agreement”) made and entered at Mumbai, Maharashtra, on this 31st day of December 2020,

BY AND BETWEEN

Persipina Developers Private Limited, a company incorporated under the Companies Act, 1956, having its registered office at 514, Dalamal Towers, Nariman Point, Mumbai 400 021, (hereinafter referred to as “PDPL” (which expression shall unless it be repugnant to the context or the meaning thereof shall mean and include his heirs, executors, administrators, successors, legal representatives and assigns) of the First Part;

AND

NMDC Data Centre Private Limited, a company incorporated under the Companies Act, 2013 and registered with the Registrar of Companies, Maharashtra having its registered office at 514, Dalamal Towers, 211 FPJ Marg, Nariman Point, Mumbai 400 021 (hereinafter referred to as “NMDC” (which expression shall unless repugnant to the context or meaning thereof be deemed to mean and include its successors and assigns) of the Other Part;

PDPL and NMDC shall individually be referred to as “Party” and collectively as “Parties”.

WHEREAS:

(A)	By and under a Sale Certificate dated 30th October, 2014, One Persipina Developers Private Limited (“PDPL”) purchased a property offering the highest sale price in their bid for Rs. 551,00,00,000/- (Rupees Five Hundred Fifty One Crores Only) (hereinafter referred to as “the said Sale Certificate”) being All that piece and parcel of land, building, structures, installations, erections, fixtures and fittings situated under various survey nos. mentioned below as per list in Village Barwai (Taluka Panvel), Bhokarpada (Taluka Panvel), Panshil (Taluka Khalapur) Ris (Taluka Khalapur) and Talegaon (Taluka Khalapur) Dist Raigad, Maharashtra admeasuring about 588.01 acres as per records (including land within notified SEZ admeasuring 139.83 hectares) (hereinafter referred to as “the said Property”).

(B)	The said Sale Certificate was submitted for adjudication on 27/11/2014 under section 31 of the Maharashtra Stamp Act vide no. ADJ/1300900/264/2014 before the Office of Collector of Stamps, Raigad who assessed the market value of the said Property amounting to Rs. 11,62,93,12,100/- (Rupees Eleven Hundred Sixty Two Crores Ninety Three Lakhs Twelve Thousand One Hundred Only) for which the full stamp duty amounting to Rs. 46,51,72,500/- (Rupees Forty Six Crore Fifty One Lakhs Seventy two Thousand Five Hundred Only) has been paid under Article 25(b) of the Schedule I of the Maharashtra Stamp Act which is duly certified by the office of Collector of Stamps, Raigad under section 32(i)(b) of the Maharashtra Stamp Act on 30/03/2017.

(C)	The said Sale Certificate was duly admitted and registered before the office of Sub-Registrar of Assurance, Panvel 2 under serial no. PVL-2-4437/2017 through a Deed of Confirmation of Sale Certificate dated 30th March, 2017. Hereto annexed and marked as Annexure “I”

(D)	The name of Persipina Developers Private Limited have been recorded on the revenue records i.e. the 7/12 extracts and stands as owners of the said Property.

(E)	By the virtue of the aforesaid facts, Persipina Developers Private Limited are the sole and absolute owners being well possessed of the said Property.

(F)	PDPL has been granted and approved as the ‘Developer’, under Section 3(10) of the Special Economic Zones Act, 2005 (“SEZ Act”) vide letter dated 1st July, 2015 annexed hereto and marked as Annexure “II” issued by the Department of Commerce, Ministry of Commerce and Industries, Government of India to develop 139.83 Hectares (345 Acres) under Multi Services Special Economic Zone (“SEZ”) situated at Village Talegaon and Village Panshil, Taluka –Khalapur and Village Bhokarpada, Taluka – Panvel, District – Raigad. Subsequently, upon an application made by PDPL, the said SEZ was notified as a ‘Sector Specific SEZ’ (“IT SEZ”) vide Gazette Notification No. S.0.356(E) dated 17th January, 2019 annexed hereto and marked as Annexure “III” and the area for development of was reduced to 5.04 Hectares, thereby making the PDPL as the owner/Developer of the said SEZ.

(G)	NMDC has been granted and approved as a ‘CO-Developer’, under Section 3(12) of the SEZ Act vide letter dated 16th January, 2020 vide no. F.2/284/2006-SEZ issued by the Department of Commerce, Ministry of Commerce and Industries, Government of India annexed hereto and marked as Annexure “IV” for developing the IT SEZ by making NMDC as the Co-Developer.

(H)	As per terms and conditions of the Co-Development letter dated 16/01/2020 vide no. F.2/284/2006-SEZ, NMDC shall, inter alia undertake the development and operations of Data Centre and other IT Infrastructure (“Project”) in a phased manner.

(I)	Now, PDPL i.e. the Owner/Developer are leasing out the said Property as mentioned in the schedule to NMDC i.e. Co-Developer approved vide letter dated 16th January, 2020 vide no. F.2/284/2006-SEZ issued by the Department of Commerce, Ministry of Commerce and Industries, Government of India

(J)	The Parties have identified the building called “Edinburg” (“Building or the “Leased Property”) as specified in the Schedule hereto, owned by Persipina Developers Private Limited as Owner/Developer to NMDC as Co-Developer.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and adequacy of which are hereby expressly acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	LEASE TERM AND RENEWAL

1.1	PDPL hereby demises unto NMDC the Leased Property and NMDC hereby takes on lease the Leased Property for a period of 99 (ninety-nine) years from the date of this Agreement (the “Handover Date”) or for such extended period in accordance with Clause 1.2 below (hereinafter referred to as the “Term”) for the purpose of implementing the Project, operating data centers and other IT services.

1.2	NMDC shall have the first right of refusal for an extension of the Term of the lease upon expiry of the Term and the lease can be extended on such terms and conditions in writing by executing a fresh deed setting out the terms and conditions agreed between PDPL and NMDC, subject to NMDC approaching PDPL for renewal within 6 (six) months prior to the expiry of the Term and both the Parties consummating the documents within 3 (three) months prior to expiry of the Term. If the Parties are not able to agree on mutual terms and conditions for extension/renewal, then the lease shall come to an end upon the expiry of the Term, then PDPL can lease the Leased Property to a third party only on terms substantially better than the terms offered by NMDC.

2.	CONSIDERATION FOR LEASE

2.1	In consideration of the leasehold rights in the Leased Property and of the covenants, conditions and stipulations hereinafter contained and subject to the respective Parties’ performance of its obligations herein, NMDC shall pay to PDPL a one-time non-refundable lease premium aggregating to INR 400,00,00,000 (Indian Rupees Four Hundred Crores only) (“Lease Premium”) in the following manner:

(a)	taking over the liability with respect to payment of the loan amount of INR 375,00,00,000 (Indian Rupees Three Hundred Seventy-Five Crores only), which was borrowed by PDPL from Aditya Birla Finance Limited, which has been assigned by PDPL to NMDC vide a novation agreement dated ______;

(b)	NMDC shall pay INR 25,00,00,000 (Indian Rupees Twenty Five Crores only) to PDPL on or before 31st March, 2021.

2.2	Further, NMDC shall pay a lease rent of INR 5 (Indian Rupees Five only) per square meter of the Leased Property every year (“Rent”) for the Leased Property. The Rent will increase by 5% (five percent) every year from the anniversary date of this Agreement (each a “Reset Date”). The Rent, subject to deduction of tax at source (TDS) under Section 194-1 of the Income Tax Act, 1961, or other applicable law as may be in force from time to time, shall be paid within 15 (fifteen) days of the Handover Date and thereafter within 15 (fifteen) days of each Reset Date.

2.3	PDPL shall be responsible for payment of applicable income taxes, if any, on the Lease Premium in accordance with the law.

2.4	All other taxes, duties, levies, municipal tax, cess or other charges and other outgoings, if any, in respect of the Leased Property shall be paid by NMDC without any recourse to PDPL from the date of execution of this Agreement.

3.	NMDC’S COVENANTS

3.1	NMDC hereby covenants and agrees to abide by the following:

(a)	NMDC shall implement the Project and provide/operate the facilities within the Leased Property in terms of the extant approvals obtained for the same and in conformity with the applicable laws (including, in particular, the SEZ Act);

(b)	NMDC shall be responsible and liable for all losses, damages, and claims of third parties arising out of or attributable to or in connection with the usage of the Leased Property or the development of the Project and with respect to the business activities of NMDC;

(c)	NMDC shall comply with applicable laws and obtain all statutory clearances and keep in force all clearances as may be required by it for the purpose of carrying on its business; and

(d)	NMDC shall at all times comply with the requirements of labour legislations, including the Contract Labour (Regulation & Abolition) Act, 1970, if applicable, during the Term. PDPL shall not in any way be responsible or liable for any non-compliance or default in this regard.

4.	PDPL’S REPRESENTATIONS AND COVENANTS

4.1	PDPL hereby represents and agrees as follows:

(a)	PDPL has the good right, title, and interest over the Leased Property and has full power and requisite authority to enter into this Agreement and there is no impediment or restraint or injunction against PDPL from being able to fulfill its rights and obligations under this Agreement;

(b)	The Leased Property is free from all encumbrances, mortgage, charge, claim, and liens, including any existing tenants and/or licensees in occupation and/or possession of the Leased Property or any part thereo, save and except for the mortgages described herein;

(c)	Except for the mortgage of the Building created in favor of Aditya Birla Finance Limited, the Leased Property is free from all encumbrances, attachments, acquisition proceedings or charges of any kind, and there are no legal proceedings or other disputes pending in connection with the ownership of the Leased Property;

(d)	PDPL has not entered into any agreement or arrangement for lease in relation to the Leased Property with any third party other than the lease deed dated February 11, 2020, in favor of Yotta Infrastructure Solutions LLP for (i) office premises situated on the P3 floor, First floor and Third floor, admeasuring 1,96,399 sq. ft. built-up area and (ii) the common area spaces situated at P1 and P2 level, in the building known as ‘Edinburg’ lying on the Leased Property, and there is no restriction that shall prevent or restrict PDPL from executing this Agreement and NMDC to enjoy lawful possession and use of the Leased Property during the Term and any renewal of the lease thereafter for the purposes for which the lease is being taken;

(e)	PDPL has no objection for NMDC to obtain necessary approvals and/or permissions from the government agencies/authorities/departments, to develop the Leased Property and operate its business during the Term, and shall provide all reasonable assistance, in the capacity of owner/lessor of the Leased Property and the Developer of the IT SEZ, if requested by NMDC;

(f)	The Leased Property is not the subject matter of any legal proceedings in any court of law or before any other government, statutory, local, and/or other authority and there are no pending or anticipated actions, attachments, prohibitory orders, claims, or any kind of judicial or quasi-judicial proceedings pending or anticipated in relation to the Leased Property;

(g)	On and from the date of execution of this Agreement, PDPL shall not create any mortgage or security or encumbrance of any nature whatsoever on or in respect of the Leased Property or any part thereof till such time that this Agreement (including any renewals thereof) is terminated or expires, whichever is earlier;

(h)	Subject to NMDC not being in breach of its obligations and covenants enumerated herein, NMDC shall be entitled to quiet and peaceful possession and enjoyment of the Leased Property and all constructions thereon without any unlawful interruption or interference by PDPL, its agents, servants, employees, contractors or any person claiming through or under it; and

(i)	PDPL shall ensure that functional infrastructure like roads, water, electricity and sewage is available to NMDC as agreed under the agreement to be entered between the Parties.

5.	RIGHTS OF NMDC

5.1	Subject to NMDC having performed its obligations and not being in breach of any covenants or obligations enumerated herein, NMDC shall be entitled to:

(a)	Peaceful possession, use, and enjoyment of the Leased Property without any interruption, obstruction, or interference by PDPL, its agents, servants, employees, contractors, or any persons claiming through or under it;

(b)	At its cost/expense, to obtain electricity/power connection and install telecommunication facilities, including satellite links, towers, dish antennas, and other similar equipment on the Leased Property and/or other structures constructed thereon;

(c)	Apply for and obtain any benefit, concession, privilege, declarations that may be currently available or become available in the future under any statute, rule, regulation, scheme, or notification in relation to the Leased Property and/or the Project and its business and PDPL shall issue statutorily prescribed certificates, documents, consent letters, or similar communications as may be reasonably required by NMDC;

(d)	Sub-lease/license the Building or parts thereof, with or without any IT infrastructure to any of its subsidiaries, permitted assigns or to any other third party in accordance with the SEZ Act;

(e)	Modify/re-modify the Building and constructions and other facilities on the Leased Property in compliance with applicable guidelines/rules issued by any appropriate governmental authority; and

(f)	Mortgage its leasehold rights in respect of the Leased Property for raising loans for the purpose of development of the Leased Property with consent from PDPL, which consent shall not be unreasonably withheld.

6.	TERMINATION

6.1	The Agreement can only be terminated before the expiry of the Term on the following grounds:

(a)	If NMDC ceases to be a co-developer for the IT SEZ as per the SEZ Act;

(b)	If any portion of the Lease Premium or Rent, or taxes payable by NMDC under this Agreement, remains outstanding and payable, and NMDC has failed to pay within a reasonable time, but no more than 30 (thirty) days from the receipt of a notice (in writing) from PDPL to make such payments to PDPL (except where such fault is not attributable to NMDC and is out of reasonable control of NMDC to mitigate or avoid such situation causing the fault). If such arrears of rent or taxes payable by NMDC are paid within the expiry of such notice period then the notice shall stand withdrawn, failing which PDPL has the right to terminate this Agreement; or

(c)	If NMDC has become insolvent or bankrupt or goes into liquidation or winding up as declared by a court of competent jurisdiction.

6.2	Upon the expiry of this Agreement by efflux of time or earlier termination in terms of Clause 6.1 above, NMDC shall peaceably quit and deliver vacant possession of the Leased Property to PDPL.

6.3	Mortgage, if any, created on the leasehold right shall terminate automatically upon expiry of the Term, and the concerned lender and NMDC shall have no rights to the Leased Property in any manner after the expiry of the Term.

7.	NOTICES

All notices required to be served by any of the Parties upon the other shall be deemed to have been duly and effectually sending if sent electronically (by e-mail) or if delivered by hand or if addressed by registered post acknowledgment due at the addresses mentioned herein below and such service shall be deemed to have been affected in the case of electronic communication, on the date on which it is sent and in the case of delivery by hand, on the date on which it so delivered, and in the case of delivery by registered post acknowledgment due on the date the registered post acknowledgment due notice is received by the addressee.

(a)	In case of notice to PDPL:

Attn	: Mr. Sumit Agarwal
Address	: Alpha Building, 11th Floor, Main Street, Hiranandani Gardens, Powai, Mumbai - 400 076
E-mail Id	: sagarwal@hrealty.com

(b)	In case of notice to NMDC:

Attn	: Mr. Sunil Gupta
Address	: 5th floor, Scorpio House, Opp Galleria, Hiranandani Gardens, Powai, Mumbai 400 096
E-mail Id	: sgupta@yotta.com / legal@yotta.com

8.	COMPULSORY ACQUISITION

The Parties herein agree that in the event of any compulsory acquisition of the Leased Property (or part thereof) by the government or any competent authority under any statute, rule, regulation, ordinance, etc., during the Term of this Agreement, NMDC shall be entitled to the entire compensation paid for the Building.

9.	DISPUTE RESOLUTION AND ARBITRATION

9.1	The Parties will attempt in good faith to resolve any dispute, differences or claim arising out of or relating to this Agreement. In the event of the Parties failing to resolve the dispute, differences or claims amicably within 15 (fifteen) days from the date on which the dispute, difference or claim arose, then the dispute shall be referred to and finally resolved by arbitration under the Arbitration and Reconciliation Act, 1996 and the arbitration rules of the Mumbai Centre for International Arbitration, before a single arbitrator to be appointed by the mutual consent of the parties and if not so appointed within 15 (fifteen) days of the notice of arbitration, then to be appointed by Mumbai Centre for International Arbitration. The place of arbitration shall be Mumbai. The language of the arbitration proceedings shall be English. Any award made by the arbitrator shall be final and binding on each of the Parties that are parties to the dispute.

9.2	While any dispute or claim under this Agreement is pending, Parties shall continue to perform such of their obligations hereunder that do not relate to the subject matter of the dispute, without prejudice to the final determination of the dispute in accordance with the provisions of this Clause. It is agreed that the arbitrators shall also determine and make an award as to the costs of the arbitration proceedings.

10.	JURISDICTION

The Agreement will be governed by and construed in accordance with the laws of India and subject to Clause 9 above, courts of Mumbai shall have an exclusive jurisdiction for any dispute that may arise in respect of this Agreement.

11.	MISCELLANEOUS

11.1	This Agreement contains the entire understanding of the Parties in relation to lease of the Leased Property by PDPL in favour of NMDC and supersedes all previous agreements/arrangements in relation to the aforesaid between the Parties.

11.2	Except as expressly provided for in this Agreement, no variation or amendment of this Agreement will be effective unless it is in writing and signed by a duly authorized representative of each Party.

11.3	Except as expressly set out in this Agreement:

(a)	Neither Party shall have any right, power or authority to enter into any agreement for or on behalf of, or incur any obligation or liability of, or to otherwise bind, the other Party except as specifically provided by this Agreement;

(b)	Nothing in this Agreement shall be interpreted or construed to create an association or partnership between the Parties or to impose any liability attributable to such relationship upon any Party nor, to constitute any Party as the agent of the other Party for any purpose; and

(c)	Neither Party has the power nor the right to bind, commit or pledge the credit of the other Party.

11.4	The rights and obligations under this Agreement will ensure to the benefit of the successors and permitted assigns of the Parties.

11.5	The Parties hereto shall from time to time do all acts, matters and things and sign and execute all papers, deeds, documents and writings as may be required for perfectly and effectually carrying out the terms and conditions herein recorded.

11.6	This Agreement is executed in duplicate, and the original of the same shall be retained by NMDC and the duplicate thereof by PDPL. All counterparts shall constitute but one and the same Agreement.

11.7	The expenses towards stamp duty and registration shall be borne by NMDC.

11.8	If any clause or provision of this Agreement is held or declared invalid or unenforceable or illegal by any court of law or competent authority, this Agreement will remain otherwise in full force apart from such clause or provision, which will be deemed to be deleted.

IN WITNESS WHEREOF the Parties hereto have hereunto set and subscribed their respective hands the day and year first hereinabove written.

SIGNED, SEALED AND DELIVERED

By the within named “PDPL”	By the within named “NMDC”

In the presence of	In the presence of

SCHEDULE

Details of the Building

SI. No	Name of the Building	Details of the Building	Survey Nos	Built-up Area of the Building
01	Edinburgh	Building comprising of basements, podiums, ground, stilt and 10 (ten) upper floors with terrace

The following Survey Nos in Village Bhokarpada to be read with the Notification number S.O. 356(E) dated 17th January 2019 issued by Ministry of Commerce and Industry (Department of Commerce).

Survey Nos. 34/2A Part, /2A Part, 35/0 Part, 37/0 Part, 51/1 Part, 52/0 Part.

Podium 3 – Office floor – 65,433 sq.ft 12 upper floors – Total built up area of 7,61,267 sq.ft.
Total Area